Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common shares of Diamond S Shipping Inc. (the “Agreement”), and that the Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 1, 2019.

CAPITAL MARITIME & TRADING CORP.

/s/ Gerasimos (Jerry) Kalogiratos
Name:	Gerasimos (Jerry) Kalogiratos
Title:	Chief Financial Officer

CRUDE CARRIERS INVESTMENTS CORP.

/s/ Maria Dimitrou
Name:	Maria Dimitrou
Title:	Director

CAPITAL GP L.L.C.

/s/ Gerasimos (Jerry) Kalogiratos
Name:	Gerasimos (Jerry) Kalogiratos
Title:	Chief Executive Officer

MILTIADIS E. MARINAKIS

/s/ Miltiadis E. Marinakis

EVANGELOS M. MARINAKIS

/s/ Evangelos M. Marinakis

[Signature Page to the Joint Filing Agreement]